Exhibit 99.1

Centurion Acquisition Corp. Announces Pricing of $250 Million Initial Public Offering

NEW YORK, June 10, 2024 (GLOBE NEWSWIRE) -- Centurion Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 25,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will trade under the ticker symbol “ALFUU” beginning on June 11, 2024. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “ALF” and “ALFUW,” respectively. The offering is expected to close on June 12, 2024.

Centurion Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses that operate within the technology sector, with a focus on video gaming, interactive entertainment and enabling services and technologies, cybersecurity, artificial intelligence, machine learning, Software as a Service (“SaaS”) and deep tech technologies.

Cantor Fitzgerald & Co. is acting as the sole book-running manager of the offering. Odeon Capital Group, LLC is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 10, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022, or by email at prospectus@cantor.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

David Gomberg

President

Centurion Acquisition Corp.

david@centurionacquisition.com